                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                              CVB FINANCIAL CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                               CVB FINANCIAL CORP.
                  NOTICE OF 1999 ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 19, 1999


        TO OUR SHAREHOLDERS:

        The 1999 Annual Meeting of Shareholders of CVB Financial Corp. will be held at the Double Tree Hotel, 222 North Vineyard, Ontario, California 91764 on Wednesday, May 19, 1999 at 7:00 p.m. local time.

        At our meeting, we will ask you to act on the following matters:

        1. ELECTION OF DIRECTORS. Elect seven persons to the Board of Directors to serve for a term of one year. The following seven persons are the nominees:

               George A. Borba                     Charles M. Magistro
               John A. Borba                       James C. Seley
               Ronald O. Kruse                     D. Linn Wiley
               John J. LoPorto

        2. RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS. Ratify the appointment of Deloitte & Touche as independent public accountants for 1999.

        3. OTHER BUSINESS. Transact any other business which properly comes before the meeting.

        Our Bylaws provide for the nomination of directors in the following manner:

        "Nominations for election of members of the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of voting stock of the corporation entitled to vote for the election of directors. Notice of intention to make any nominations, other than by the Board of Directors, shall be made in writing and shall be received by the President of the corporation no more than 60 days prior to any meeting of shareholders called for the election of directors, and no more than 10 days after the date the notice of such meeting is sent to shareholders pursuant to Section 2.2 of these bylaws; provided, however, that if only 10 days' notice of the meeting is given to shareholders such notice of intention to nominate shall be received by the President of the corporation not later than the time fixed in the notice of the meeting for the opening of the meeting. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of voting stock of the corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of voting stock of the corporation owned by the notifying shareholder. Nominations not made in accordance herewith shall be disregarded by the then chairman of the meeting, and the inspectors of election shall then disregard all votes cast for each nominee."

        If you were a shareholder of record at the close of business on April 1, 1999, you may vote at the meeting or at any postponement or adjournment of the meeting.

IT IS IMPORTANT THAT ALL SHAREHOLDERS VOTE. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                                       By Order of the Board of Directors



                                       DONNA MARCHESI
                                       Corporate Secretary

Dated: April 12, 1999

                               PROXY STATEMENT FOR
                               CVB FINANCIAL CORP.
                        701 NORTH HAVEN AVENUE, SUITE 350
                            ONTARIO, CALIFORNIA 91764
                                 (909) 980-4030


        This proxy statement contains information about the annual meeting of shareholders of CVB Financial Corp. to be held on Wednesday, May 19, 1999 beginning at 7:00 p.m., local time, at the Double Tree Hotel, 222 North Vineyard, Ontario, California, 91764, and at any postponements or adjournments of the meeting.

                 INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

WHY DID YOU SEND ME THIS PROXY STATEMENT?

        We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors is soliciting your vote at the 1999 Annual Meeting of Shareholders.

        This Proxy Statement summarizes the information you need to know to cast an informed vote at the meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

        We will begin sending this Proxy Statement, Notice of Annual Meeting and the enclosed proxy card on or about April 12, 1999 to all shareholders entitled to vote. The record date for those entitled to vote is April 1, 1999. On April 1, 1999, there were 16,560,079 shares of our common stock outstanding. The common stock is our only class of stock outstanding. We are also sending our Summary Annual Report for the fiscal year ended December 31, 1998 along with this Proxy Statement. The Summary Annual Report is not to be deemed a part of the material for the solicitation of proxies.

HOW DO I VOTE BY PROXY?

        Whether you plan to attend the meeting or not, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the meeting and vote.

        If you properly fill in your proxy card and send it to us in time to vote, your "proxy" (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors as follows:

        - "FOR" the election of all seven nominees for director, and

        - "FOR" ratification of the appointment of Deloitte & Touche as independent accountants for 1999.

        If any other matter is presented, your proxy will vote in accordance with the recommendation of the Board of Directors, or, if no recommendation is given, in their own discretion. At the time this Proxy Statement went to press, we knew of no matters which needed to be acted on at the meeting, other than those discussed in this Proxy Statement.

HOW MANY VOTES DO I HAVE?

        Each share of common stock entitles you to one vote. The proxy card indicates the number of shares of common stock that you own. However, in the election of directors, you are entitled to cumulate your votes if you are present at the meeting, the nominee's(s') name(s) have properly been placed in nomination, and you have given notice at the meeting prior to the actual voting of your intention to vote your shares cumulatively. Cumulative voting allows you to give one nominee as many votes as is equal to the number of directors to be elected, multiplied by the number of shares you own, or to distribute your votes in the same fashion between two or more nominees. The return of an executed proxy grants the Board of Directors the discretionary authority to also cumulate votes.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

        Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised if you file with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

HOW DO I VOTE IN PERSON?

        If you plan to attend the meeting and vote in person, we will give you a ballot form when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a proxy card and letter from the nominee authorizing you to vote the shares and indicating that you are the beneficial owner of the shares on April 1, 1999, the record date for voting.

WHAT CONSTITUTES A QUORUM?

        The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. Proxies which are marked as abstentions will be included in the calculation of the number of shares considered to be present at the meeting.

WHAT VOTE IS REQUIRED FOR EACH PROPOSAL?

        The seven nominees for director who receive the most votes will be elected. So, if you do not vote for a particular nominee or you indicate "withhold authority to vote" for a particular nominee on your proxy card, your vote will not count either "for" or "against" the nominee. In order to ratify the selection of independent accountants, the accountants must receive the affirmative vote of a majority of the votes represented and voting at the annual meeting which also must be at least a majority of the required quorum. So, if you "abstain" from voting, it has the same effect as if you voted "against" this proposal.

WHAT ARE THE COSTS OF SOLICITATION OF PROXIES?

        We will bear the costs of this solicitation, including the expense of preparing, assembling, printing and mailing this Proxy Statement and the material used in this solicitation of proxies. The proxies will be solicited principally through the mails, but directors, officers and regular employees of the Company may solicit proxies personally or by telephone. Although there is no formal agreement to do so, we may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expense in forwarding these proxy materials to their principals. In addition, we may pay for and utilize the services of individuals or companies we do not regularly employ in connection with the solicitation of proxies.

                                 STOCK OWNERSHIP

WHO ARE THE LARGEST OWNERS OF THE COMPANY'S COMMON STOCK?

        The following table shows the beneficial ownership of common stock as of April 1, 1999 by each person we know to be the beneficial owner of more than five percent of the outstanding shares of common stock. "Beneficial ownership" is a technical term broadly defined by the Securities and Exchange Commission to mean more than ownership in the usual sense. So, for example, you beneficially own the Company's common stock not only if you hold it directly, but also if you indirectly, through a relationship, contract or understanding, have, or share, the power to vote the stock, to sell it or you have the right to acquire it within 60 days of April 1, 1999:

                                                          COMMON STOCK
                                                        BENEFICIALLY OWNED
                                                        ------------------
                                                       NUMBER           PERCENT
      NAME                      ADDRESS               OF SHARES         OF CLASS
      ----                      -------               ---------         --------
George A. Borba           701 N. Haven Avenue
                          Ontario, CA  91764         2,813,983(1)        16.95%

Charles M. Magistro       701 N. Haven Avenue
                          Ontario, CA  91764         1,174,800(1)         7.07

John Vander Schaaf        500 Wells Lane             1,085,265(1)         6.53
                          Ripon, CA  95366

---------------------

(1) Includes 66,435 shares which each individual has the right to acquire by the exercise of stock options.

HOW MUCH STOCK DO THE COMPANY'S DIRECTORS AND OFFICERS OWN?

        The following table shows the beneficial ownership of the Company's common stock as of April 1, 1999 by (i) our President and Chief Executive Officer; (ii) our four most highly compensated executive officers in 1998; (iii) each director and nominee for director and (iv) by all directors and executive officers as a group.

                                                           COMMON STOCK
                                                         BENEFICIALLY OWNED
                                                         ------------------
                                                        NUMBER         PERCENT
NAME                                                 OF SHARES(1)    OF CLASS(2)
----                                                 ------------    -----------
George A. Borba(3)                                    2,813,983         16.95%
  Chairman of the Board and Nominee

John A. Borba(3)                                        657,029          3.95
  Director and Nominee

Ronald O. Kruse(3)                                      480,808          2.89
  Director and Nominee

John J. LoPorto(3)(4)                                   409,260          2.46
  Director and Nominee

Charles M. Magistro(3)                                1,174,800          7.07
  Director and Nominee

James C. Seley(5)                                        28,231          *
  Director and Nominee

D. Linn Wiley,                                          368,066          2.21
  President, Chief
  Executive Officer, Director and Nominee(6)

Frank Basirico,                                          19,231          *
  Executive Vice President(7)

Edward Biebrich,                                          9,350          *
  Executive Vice President
  and Chief Financial Officer(8)

Jay W. Coleman,                                         113,991          *
  Executive Vice President(9)

Edwin Pomplun,                                            9,240          *
  Executive Vice President(10)

Current Directors and Executive Officers
  (13 persons)(11)                                    6,083,989         36.59

------------------

* Less than 1%.

 (1) Except as otherwise noted below, each person directly or indirectly has sole or shared voting and investment power with respect to the shares listed.

 (2) The percentage for each of these persons or group is based upon the total number of shares of the company's common stock outstanding as of the record date plus the shares which the respective individual or group has the right to acquire within 60 days after April 1, 1999 by the exercise of stock options.

(Footnotes continued on next page)

 (3) Includes 66,435 shares which each individual can acquire within 60 days after April 1, 1999 by the exercise of stock options.

 (4) Includes 1,706 shares held by Mr. Loporto as custodian for his grandchildren.

 (5) Includes 26,574 shares which Mr. Seley can acquire within 60 days after April 1, 1999 by the exercise of stock options.

 (6) Includes 115,000 shares which Mr. Wiley can acquire within 60 days after April 1, 1999 by the exercise of stock options.

 (7) Represents 19,231 shares which Mr. Basirico can acquire within 60 days after April 1, 1999 by the exercise of stock options.

 (8) Includes 6,600 shares which Mr. Biebrich can acquire within 60 days after April 1, 1999 by the exercise of stock options.

 (9) Includes 59,391 shares which Mr. Coleman can acquire within 60 days after April 1, 1999 by the exercise of stock options.

(10) Includes 7,590 shares which Mr. Pomplun can acquire within 60 days after April 1, 1999 by the exercise of stock options.

(11) Includes 566,561 shares which members of the group can acquire within 60 days after April 1, 1999 by the exercise of stock options.


                DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD

                        PROPOSAL 1: ELECTION OF DIRECTORS

        We have nominated seven directors for election at the annual meeting, which is the number of slots fixed for the election of directors.

        We will nominate the persons named below, all of whom are present members of the Board of Directors of the Company, for election to serve until the 2000 Annual Meeting of Shareholders. Each of these persons is also a member of the Board of Directors of our principal subsidiary, Citizens Business Bank. The Board will cast its votes to effect the election of these nominees. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board.

THE NOMINEES

The directors standing for reelection are:


                                                                                          Year First Elected
                                               Principal Occupation                         or Appointed
Name and Position                              For Past Five Years                Age        a Director
-----------------                              -------------------                ---        ----------
George A. Borba(1)                         Dairy Farmer, George Borba &           66           1981
  Chairman of the Board                    Son Dairy

John A. Borba(1)                           Dairy Farmer, John Borba & Sons        71           1981
  Director

Ronald O. Kruse                            Chairman, Kruse Investment Co.,        60           1981
  Vice Chairman of the Board and           Inc. and Feed Commodities,
  Director                                 LLC(2)

John J. LoPorto                            Investor                               66           1981
  Director

Charles M. Magistro                        Physical Therapy Consultant            74           1981
  Vice Chairman of the Board and
  Director

James C. Seley                             Trustee, Seley Family Trust            57           1996
  Director

D. Linn Wiley                              President and Chief Executive          60           1991
  President, Chief Executive Officer       Officer, CVB Financial Corp. and
  and Director                             Citizens Business Bank

-------------------------

(1) George A. Borba and John A. Borba are brothers.

(2) Prior to joining Kruse Investment Co., Inc., Mr. Kruse was Chairman of O.H. Kruse Grain & Milling from 1974 through August 31, 1995.

THE BOARD OF DIRECTORS AND COMMITTEES

        The Board of Directors oversees our business and affairs. The Board also has ten standing committees including an Audit Committee, a Personnel Committee and a Stock Option Committee all of which, except for the Stock Option Committee, are also committees of the Bank. The Board does not have a nominating committee. The procedures for nominating directors, other than by the Board of Directors itself, are set forth in the bylaws and in the Notice of Annual Meeting of Shareholders.

THE AUDIT COMMITTEE

        In 1998 John Borba chaired the Audit Committee, which held twelve meetings in 1998. Messrs. R. Kruse, J. LoPorto, and J. Seley are also members of this committee. The purpose of the Audit Committee is to direct the activities of the external auditors of the Bank to fulfill the legal and technical requirements necessary to adequately protect the directors, shareholders and employees. The Audit Committee also recommends to the Board of Directors the appointment of independent accountants and makes certain that the external auditors have the necessary freedom and independence to freely examine all the Bank records.

THE PERSONNEL COMMITTEE

        In 1998, Mr. Charles Magistro chaired the Personnel Committee, which held three meetings during 1998. Messrs. G. Borba, J. Borba, R. Kruse, J. Seley and D.L. Wiley are also members of this committee. This committee approves issues related to the compensation of the officers and employees of the Bank.

THE STOCK OPTION COMMITTEE

        In 1998 Mr. George Borba chaired the Stock Option Committee of the Company, which held five meetings during 1998. Messrs. J. Borba, R. Kruse, J. LoPorto, C. Magistro, and J. Seley also served on this committee in 1998. The Stock Option Committee administers our stock option plan, including making decisions regarding the grant of options.

THE NUMBER OF MEETINGS ATTENDED

        During 1998, the Board of Directors held twelve meetings, and the Board of Directors of the Bank held twelve meetings. All of the directors of the Company and the Bank during 1998 attended at least 75% of the aggregate of (i) the total number of such Company and Bank Board meetings and (ii) the total number of meetings held by all committees of the Board of Directors of the Company or Bank on which he served during 1998.

                             EXECUTIVE COMPENSATION

HOW DO WE COMPENSATE DIRECTORS?

        We compensate directors of the Company and the Bank with a fee for attendance at Board and committee meetings. Each director received $3,221 per month for Board and Committee meetings, except for the Chairman of the Board (Mr. George Borba) who received $9,201 per month for attendance at such meetings. Mr. Wiley does not receive any fees for serving as a director of the Company or the Bank. The Company paid a total of $296,454 in 1998 as directors' fees. Pursuant to the Company's option plan, each of the Company's non-employee directors, except for Mr. Seley, has received options to purchase a total of 66,435 shares of the Company's common stock (as adjusted for stock dividends and stock splits). These options were granted over a five-year period after each non-employee director completed a year of service with the Company. Mr. Seley is entitled to the same benefit under the Company's option plan as he completes his first five years of service with the Company. In addition, the Company pays a health insurance premium for each of the Company's non-employee directors. In 1998, the premium averaged approximately $4,955 for each non-employee director.

HOW DO WE COMPENSATE EXECUTIVE OFFICERS?

    Summary of Cash and Certain Other Compensation

        The tables on pages 8-11 show salaries and bonuses paid during the last three years, options granted in fiscal 1998 and 1998 fiscal year-end option values for our Chief Executive Officer and our next four most highly compensated executive officers (collectively, the "Named Executives").

                           SUMMARY COMPENSATION TABLE


                                                                                                Long-Term
                                                                                               Compensation
                                                                                               ------------
                                                               Annual Compensation               Awards
                                                     ----------------------------------------   ---------
                                                                              Other Annual                        All Other
    Name and Principal Position              Year    Salary($)   Bonus($)  Compensation($)(1)   Options(2)    Compensation($)(3)
-----------------------------------          ----    ---------   --------  ------------------   ----------    ------------------
D. LINN WILEY                                1998    380,000     303,240           --             27,500            12,800
President and Chief                          1997    751,522(4)  224,475           --                  -            12,000
Executive Officer                            1996    628,179(4)  204,750           --                  -            12,000

FRANK BASIRICO                               1998    145,000      54,375           --                 --            12,800
Executive Vice President and Senior          1997    135,000      40,500           --                 --             7,769
Loan Officer of the Bank                     1996    125,000       7,500           --             36,300             6,651

JAY W. COLEMAN                               1998    162,500      59,719           --              5,500            12,800
Executive Vice President of Sales            1997    153,500      46,050           --                  -            12,000
and Service Division of the Bank             1996    147,500      33,188           --                  -            12,000

EDWIN POMPLUN                                1998    120,000      45,000           --              2,200            12,053
Executive Vice President and Trust           1997    115,000      31,913           --             10,725              -
Division Manager of the Bank                 1996    110,000      20,350           --              9,075              -

EDWARD BIEBRICH                              1998    160,000      66,000           --             33,000              -
Chief Financial Officer of the               1997         --          --           --                  -              -
Company and Executive Vice                   1996         --          --           --                  -              --
President/Chief Financial
Officer of the Bank

---------------------

(1) The amount of the aggregate of the other annual compensation did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus for the particular executive officer.

(2) Represents stock options we granted, retroactively adjusted, as appropriate, for the 10% stock dividends distributed in January 1999 and January 1997, and for our three for two stock split paid in January 1998.

(3) Represents amounts the Bank contributed to the Profit Sharing Plan and allocated to the Named Executives' vested or unvested account under such plan.

(4) Includes $386,522 for 1997 and $278,179 for 1996, that represented the dollar value of shares of common stock we granted to Mr. Wiley pursuant to his employment agreement.

    Stock Options

        The following table provides information with respect to the Named Executives concerning the grant of options during 1998. We have retroactively updated the share numbers in this table to take into account the 10% stock dividend we distributed on January 25, 1999.


                              OPTION GRANTS IN 1998

                                                                                                 Potential Realizable Value
                                                                                                  at Assumed Annual Rates
                                                                                                      of Stock Price
                                                                                                       Appreciation
                                           Individual Grants                                        for Option Term(2)
                                           -----------------                                        ------------------
     (a)                    (b)                      (c)              (d)             (e)           (f)           (g)
                                               Percent of Total
                     Number of Securities      Options Granted     Exercise
                      Underlying Options         to Employees     or Base Price    Expiration
     Name              Granted (#)(1)              in 1998         ($/Sh)(1)          Date         5%($)        10%($)
     ----              --------------              -------         ---------          ----         -----        ------
Edward Biebrich             33,000                 33.01%            $22.95          2/21/08      $476,923     1,207,020
Jay W. Coleman               5,500                  5.50              21.36          7/15/08        73,882       187,232
Edwin Pomplun                2,200                  2.20              21.36          7/15/08        29,553        74,893
D. Linn Wiley               27,500                 27.51              21.36          7/15/08       369,412       936,164

---------------------

(1) Retroactively adjusted for the ten percent stock dividend we distributed in January, 1999.

(2) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of future prices of our common stock. The actual value realized may be greater or less than the potential realizable values set forth in the table.

    Option Exercises and Holdings

        The following table provides information with respect to the Named Executives concerning their exercise of options during the 1998 fiscal year and their year-end option holdings. We have retroactively updated the share numbers in this table to take into account the 10% stock dividend we distributed on January 25, 1999.

               AGGREGATED OPTION(1) EXERCISES IN FISCAL YEAR 1998
                        AND FISCAL YEAR-END OPTION VALUES


                                                                                              Value of Unexercised In-the-
                                                                Number of Unexercised           Money Options at 12/31/98
                                                              Options at 12/31/98(#)(2)                 ($))(3)
                     Shares Acquired                         -----------------------------    ----------------------------
                       on Exercise
     Name                  (#)          Value Realized($)    Exercisable     Unexercisable    Exercisable    Unexercisable
---------------      ---------------    -----------------    ------------    -------------    -----------    -------------
D. Linn Wiley            20,000           $  359,000           115,000          30,256        $2,213,735       $ 74,040
Frank Basirico               --                   --            19,231          23,458           267,511        318,018
Jay W. Coleman           50,000           $1,059,916            59,391          10,899         1,151,591         89,901
Edwin Pomplun                --                   --             5,775          16,225            69,963        151,318
Edward Biebrich              --                   --                 0          33,000                --             --

---------------------------

(1) We have no plans pursuant to which stock appreciation rights may be granted.

(2) Retroactively adjusted for the ten percent stock dividend we distributed on January 25, 1999.

(3) Value of unexercised "in-the-money" options is the difference between the fair market value of the securities underlying the options and the exercise or base price of the options as of December 31, 1998.


EMPLOYMENT AGREEMENT WITH OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER

        On August 8, 1991, we entered into an employment agreement with Mr. Wiley which sets forth his compensation as President and Chief Executive Officer of the Company and the Bank. The agreement provides for an annual base salary of at least $300,000. This base salary is reviewed and adjusted on an annual basis at the discretion of the Board of Directors. The agreement further provides for Mr. Wiley to receive an annual bonus of $200,000 for each year after 1991, although Mr. Wiley's actual bonus may be more or less than $200,000 depending on the attainment of certain performance goals. In addition, as compensation for each full year of service, the agreement provides that Mr. Wiley will receive an unrestricted, fully vested and non-forfeitable Common Stock grant, together with certain additional cash compensation, on August 21 of each year commencing with August 21, 1992. The number of shares which the Employment Agreement provided for granting each year is as follows (without adjustment for any stock splits or stock dividends): 10,000 shares in 1992, 20,000 shares in 1993, 20,000 shares in 1994, 10,000 shares in 1995, 10,000 shares in 1996 and 10,000 shares in 1997. In the event there is a change in control of the Company, or Mr. Wiley is terminated for any reason, other than for cause, he is entitled to receive a sum equal to one year's base salary at the rate being paid to him at the time he is terminated, unless he accepts employment with the acquiring company. Additionally, the agreement provides for certain other benefits, including an option grant, which was made in 1991, the use of an automobile, a country club membership, participation in the Bank's Profit Sharing Plan and medical and life insurance benefits.

        In addition, pursuant to the terms of the Company's 1991 Stock Option Plan, upon a reorganization, merger, or consolidation of the Company with one or more corporations as a result of which the Company will not be the surviving or resulting corporation, or a sale of substantially all the assets of the Company to another person, or a reverse merger in which the Company is the surviving corporation but the shares of the Company's stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, all outstanding options Mr. Wiley may hold under the Company's 1991 Stock Option Plan, whether vested or not vested, will become immediately exercisable.

SEVERANCE COMPENSATION AGREEMENTS WITH CERTAIN OTHER EXECUTIVE OFFICERS

        In September 1996, the Bank entered into severance compensation agreements with Messrs. Basirico, Coleman and Pomplun. In 1998, the Bank entered into a Severance Compensation Agreement with Mr. Biebrich. These agreements provide that in the event a "Change of Control," as described below, occurs during the executive's employment and (i) the executive's employment is terminated by the Company or the Bank or any successor, other than for cause, within one year of the completion of such Change of Control, or (ii) the executive terminates or resigns employment for Good Reason, as described below, within one year of the completion of a Change in Control, the executive shall receive an amount equal to the executive's annual base compensation for the last calendar year immediately preceding the Change in Control. This amount will be paid in a lump sum within five days after the effective date of termination of the executive's employment.

        A "Change in Control" occurs if, among other things:

        (i) any person or group, other than a director or officer serving since September 1996 acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition) ownership of stock of the Company or the Bank possessing more than 50% of the total voting power of the Company's or the Bank's stock;

        (ii) a majority of the members of the Company's or the Bank's directors is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Company's or the Bank's board prior to the date of the appointment or election;

        (iii) a merger occurs where the holders of the Bank's or the Company's voting stock immediately prior to the effective date of such merger own less than 50% of the voting stock of the entity surviving such merger; or

        (iv) any one person or group, acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank that have a total fair market value greater than 50% of the total fair market value of all of the Bank's assets immediately before the acquisition or acquisitions. A transfer of assets will not be treated as a change in the ownership of such assets if the assets are transferred to:

               (A) an entity, 50% or more of the total value or voting power of which is owned directly or indirectly by the Company or the Bank;

               (B) a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company or the Bank; or

               (C) an entity, at least 50% of the total value or voting power is owned, directly or indirectly by a person who owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Bank.

        "Good Reason" includes (i) the executive's then current level of annual base salary or employee benefit coverage is reduced; (ii) the executive suffers a material diminution in, among others, title, authority or responsibilities; or
(iii) the executive's principal business office is relocated by more than fifty miles from its existing location.

        In addition, pursuant to the terms of the Company's 1991 Stock Option Plan, upon a reorganization, merger, or consolidation of the Company with one or more corporations as a result of which the Company will not be the surviving or resulting corporation, or a sale of substantially all the assets of the Company to another person, or a reverse merger in which the Company is the surviving corporation but the shares of the Company's stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, all outstanding options under the Company's 1991 Stock Option Plan, whether vested or not vested, become immediately exercisable.

REPORT ON EXECUTIVE COMPENSATION

        The Report of the Personnel Committee and the Stock Option Committee should not be deemed incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information contained in the report by reference.

                        REPORT OF THE PERSONNEL COMMITTEE
                         AND THE STOCK OPTION COMMITTEE

WHAT IS OUR PHILOSOPHY ON EXECUTIVE COMPENSATION?

        We have adopted a basic philosophy and practice of offering a compensation program designed to attract and retain highly qualified employees. Our compensation practices encourage and motivate these individuals to achieve superior performance. This underlying philosophy pertains specifically to executive compensation, as well as employee compensation at all other levels throughout the organization.

        There are three principal components of the executive compensation program. They include base salary compensation, bonus compensation (performance compensation) and long-term incentive compensation.

BASE SALARY

        For 1998, we determined the base salary compensation for each of the Company's executive officers. This includes the Named Executives, other than Mr. Wiley. We first established a range of base salary compensation for each executive. The salary range is based on the California Bankers Association salary survey and other salary information and considerations. We placed the mid-point of the base salary range at the higher end of the average base salary range of other California financial institutions of comparable size. This reflects our willingness to pay a higher base salary than our competitors to attract and retain highly qualified executives and employees.

        We predicate the base salary on the executive's ability, experience and past and potential performance and contribution to the Company. Furthermore, we establish the base salary so that we will have the ability to increase these base salaries within the salary ranges in future years based on the executive's performance. The full Board of Directors approved both the salary range and the actual base salary for each executive officer.

        We will evaluate and adjust the range of each executive's base salary, if appropriate, in subsequent years, based on future salary surveys, comparable salary information and other considerations. Base salary adjustments for each executive will be predicated primarily on performance and the executive's position in the base salary range. We conduct performance evaluations at least annually. We base the evaluations on results achieved. These results are measured against specific performance standards established at the beginning or during the course of the year. For example, a branch manager would have performance objectives and standards based on, among other things, deposit growth, loan growth, fee income, expense control and net earnings.

BONUS

        We base bonus compensation on the Bank's return on equity and other specific performance criteria. The Bank must achieve a minimum return on equity for anyone to be eligible for a bonus. This criterion provided for a minimum return on average equity of 15% for 1998. The Bank's actual return on average equity for 1998 was 19.29%.

The individual performance objectives and standards relate to specific results where the executive has substantial influence and accountability. The full Board of Directors approved all executive officers' bonuses for service during 1998.

WHAT KIND OF LONG-TERM INCENTIVE COMPENSATION DOES THE COMPANY OFFER?

        We have two compensation plans that provide long-term incentives for our executive officers. They include a Stock Option Plan and a Profit Sharing Plan.

        The Stock Option Plan aligns the interests of key employees, including the Named Executives, with those of our shareholders. We provide these employees with an incentive to achieve superior performance by granting them long-term options to purchase Company Common Stock at a fixed exercise price that equals the fair market value of the underlying stock on the date of the grant. The Stock Option Committee administers the Stock Option Plan. This committee has the authority to select the key employees eligible for the stock options and the number of options they will receive. The members of the Stock Option Committee do not utilize any performance goals in determining the number of options to be granted, nor do they consider the number of options previously granted to an executive officer. Rather, the members base the award of stock options on their own analysis of that employee's contribution to the Company, including an assessment of the employee's responsibilities, as well as the employee's commitment to the Company's future. In 1998, the Stock Option Committee awarded stock options to the executive officers and in the amounts identified on page 9. In 1997, the Company's shareholders approved an amendment to the Stock Option Plan as a result of the enactment of Section 162(m) of the Internal Revenue Code which limits the deductibility of compensation paid to certain executive officers in excess of $1 million dollars per year. Stock options awarded under the Option Plan now qualify for exclusion under Section 162(m) of the Code as performance-based compensation.

        The Profit Sharing Plan primarily provides retirement benefits to all eligible employees, including Named Executives. It also has death and disability features. Employees become eligible upon completing at least one year of service. Annual contributions are made solely by the Company. These contributions are entirely discretionary, and are approved by the Board of Directors based on the Company's earnings. For 1998, the Company contributed $1,046,157, or 8% of total employee base salary and bonus, to the Profit Sharing Plan. We allocate contributions proportionately to the accounts of plan participants based on their base salaries and bonus. Plan participants become fully vested in these amounts upon reaching seven years of service.

HOW DO WE COMPENSATE OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER?

        Mr. Wiley, the President and Chief Executive Officer of the Company and the Bank, received compensation for his services during 1998 based primarily upon his rights under his employment agreement with the Company and the Bank. We discuss this contract under the heading "Employment Agreement with Our President and Chief Executive Officer." Mr. Wiley is also eligible to receive a discretionary annual bonus pursuant to his employment agreement. We base his bonus on specific performance achievements as outlined above for other executive officers. Mr. Wiley may receive a bonus of up to and including 83% of his base salary under this plan. He received an annual bonus of $303,240, or 79.8% of base salary, for his services in 1998. This bonus was predicated on return on average equity, deposit growth, loan growth, net loan losses and operating efficiency. In addition to the benefits his employment agreement provides, Mr. Wiley is an eligible participant in the Company's Profit Sharing Plan. He received a vested allocation of $12,800 for 1998. This represents his proportionate share of the aggregate employer contribution authorized by the Board of Directors for 1998.

Dated:  April 1, 1999

                                       THE PERSONNEL COMMITTEE

                                       GEORGE A. BORBA
                                       JOHN A. BORBA
                                       RONALD O. KRUSE
                                       CHARLES M. MAGISTRO, Chairman
                                       JAMES C. SELEY
                                       D. LINN WILEY

                                       THE STOCK OPTION COMMITTEE

                                       JOHN A. BORBA
                                       RONALD O. KRUSE
                                       JOHN J. LoPORTO, Chairman
                                       CHARLES M. MAGISTRO
                                       JAMES C. SELEY

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        None of the members of the Personnel Committee or the Stock Option Committee during 1998 has ever been an officer or employee of the Company or any of its subsidiaries, except for Mr. Wiley, who is the President and Chief Executive Officer of the Company and the Bank and a member of the Personnel Committee, and Mr. George Borba, who is the Chairman of the Board of the Company and the Bank and served as a member of both the Personnel Committee and the Stock Option Committee. The Personnel Committee made all decisions regarding compensation of executive officers during 1998, other than those related to stock options or the base salary of Mr. Wiley.

PERFORMANCE GRAPH

        The following graph compares the yearly percentage change in the Company's cumulative total shareholder return (stock price appreciation plus reinvested dividends) on Common Stock with (i) the cumulative total return of the American Stock Exchange market index, and (ii) a published index comprised by Media General Financial Services, Inc. of banks and bank holding companies in the "Pacific States," which are Alaska, California, Hawaii, Oregon and Washington (the industry group line depicted below). The graph assumes an initial investment of $100 and reinvestment of dividends. Points on the graph represent the performance as of the last business day of each of the years indicated. The graph is not necessarily indicative of future price performance.

        The graph shall not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this graph by reference.



            Period Ended December 31, 1993 Through December 31, 1998


                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                                   1994      1995      1996      1997      1998
CVB Financial Corp.        100    130.98    126.09    195.45    389.55    359.85
Industry Index             100    100.61    160.77    201.43    362.71    339.70
AMEX Market Index          100     88.33    113.86    120.15    144.57    142.61

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Some of the directors and executive officers of the Company and the companies with which they are associated were customers of, and had banking transactions with, the Bank in the ordinary course of its business during 1998, and the Bank expects to have such banking transactions in the future. The Bank made all of these loans and commitments on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other persons of similar creditworthiness. In our opinion, these transactions did not involve more than a normal risk of collectibility or present other unfavorable features.


DID DIRECTORS AND OFFICERS COMPLY WITH THEIR SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE REQUIREMENTS IN 1998?

        Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than ten percent of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the American Stock Exchange. The SEC requires executive officers, directors and greater than ten-percent shareholders to furnish to us copies of all Section 16(a) forms they file.

        Based solely on our review of these reports and of certifications furnished to us, we believe that during the fiscal year ended December 31, 1998 all executive officers, directors and greater than ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements, except for John Borba who filed one Form 4 late relating to one transaction.

       THE BOARD RECOMMENDS A VOTE "FOR" ALL SEVEN NOMINEES FOR DIRECTOR.

                                   PROPOSAL 2

          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

        We have appointed Deloitte & Touche as independent public accountants for the year ending December 31, 1999. The Audit Committee recommended the appointment of Deloitte & Touche to the Board. Deloitte & Touche, who performed audit services for the Company in 1998, including an examination of the consolidated financial statements and services related to filings with the Securities and Exchange Commission, has served as our accountants since 1986. Deloitte & Touche performed all of its services in 1998 at customary rates and terms. Representatives of Deloitte & Touche will be present at the meeting, will be available to respond to your appropriate questions and will be able to make such statements as they desire.

        If you do not ratify the selection of independent accountants, the Audit Committee and the Board will reconsider the appointment. However, even if you ratify the selection, the Board may still appoint new independent accountants at any time during the year if it believes that such a change would be in the best interests of the Company and our shareholders.


       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF
                                THE SELECTION OF
                 DELOITTE & TOUCHE AS THE COMPANY'S INDEPENDENT
                              ACCOUNTANTS FOR 1999.

                                  ANNUAL REPORT

        Together with this Proxy Statement, CVB Financial Corporation has distributed to each of its shareholders an annual report, including the Company's Form 10-K, for the year ended December 31, 1998. The Company's Form 10-K contains consolidated financial statements of the Company and its subsidiaries and the report thereon of Deloitte & Touche, the Company's independent public accountants.

        UPON WRITTEN REQUEST OF ANY PERSON ENTITLED TO VOTE AT THE MEETING, ADDRESSED TO DONNA MARCHESI, SECRETARY OF THE COMPANY, AT 701 NORTH HAVEN AVENUE, SUITE 350, ONTARIO, CALIFORNIA 91764, WE WILL PROVIDE, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR 1998, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE SECURITIES EXCHANGE ACT OF 1934.

                            PROPOSALS OF SHAREHOLDERS

        If you wish to submit a proposal for consideration at the Company's 2000 Annual Meeting of Shareholders, you may do so by following the procedures prescribed in the Securities Exchange Act of 1934. To be eligible for inclusion in the Company's proxy statement and proxy materials, the Company's Corporate Secretary must receive your proposals no later than December 14, 1999.

        In addition, in the event a shareholder proposal is not submitted to the Company prior to February 27, 2000, the proxy to be solicited by the Board of Directors for the 2000 Annual Meeting of Shareholders will confer authority on the holders of the proxy to vote the shares in accordance with their best judgment and discretion, if the proposal is presented at the 2000 Annual Meeting of Shareholders, without any discussion of the proposal in the proxy statement for such meeting.


Dated:  April 12, 1999                 CVB FINANCIAL CORP.



                                       By ______________________________________
                                          D. Linn Wiley
                                          President and Chief Executive Officer

PROXY


                              CVB FINANCIAL CORP.
             REVOCABLE PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 19, 1999
                THE BOARD OF DIRECTORS IS SOLICITING THIS PROXY

I/we hereby nominate, constitute and appoint John A. Borba, John L. LoPorto and James C. Seley, and each of them, their attorneys, agents and proxies, with full powers of substitution to each, to attend and act as proxy or proxies at the 1999 Annual Meeting of Shareholders of CVB FINANCIAL CORP. which will be held at the Double Tree Hotel, 222 North Vineyard, Ontario, California 91764, on Wednesday, May 19, 1999, at 7:00 p.m., and at any and all adjournments thereof, and to vote as I/we have indicated the number of shares which I/we, if personally present, would be entitled to vote.


                      PLEASE SIGN AND DATE ON REVERSE SIDE



--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                              Please mark
                                                              your votes as
                                                              indicated in   [X]
                                                              this example.


                                                             FOR all nominees listed below                 WITHHOLD
                                                          (except as indicated to the contrary            AUTHORITY
                                                           below). Discretionary authority to          to vote for all
1.    ELECTION OF DIRECTORS.                            cumulate votes is granted to the Board.     nominees listed below.

      Nominees:  George A. Borba, John A. Borba,                          [ ]                             [ ]
                 Ronald O. Kruse, John J. LoPorto,
                 Charles M. Magistro, James C. Seley
                 and D. Linn Wiley.


INSTRUCTION: TO WITHHOLD AUTHORITY to vote for any individual nominee(s) write that nominee's(s') name in the space below.

________________________________________________________________________


2.   RATIFICATION OF APPOINTMENT OF DELOITTE &           FOR   AGAINST  ABSTAIN
     TOUCHE as independent public accountants of the     [ ]     [ ]      [ ]
     Company for the year ending December 31, 1999.

3. OTHER BUSINESS. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting and at any and all adjournments thereof. IF ANY OTHER MATTER IS PRESENTED, YOUR PROXY WILL VOTE IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS, OR, IF NO RECOMMENDATION IS GIVEN, IN THEIR OWN DISCRETION. The Board of Directors at present knows of no other business to be presented at the Meeting.

                                  PLEASE SIGN AND DATE BELOW

               I/we hereby ratify and confirm all that said attorneys and proxies, or any of them, or their substitutes, shall lawfully do or cause to be done because of this proxy, and hereby revoke any and all proxies I/we have given before to vote at the meeting. I/we acknowledge receipt of the notice of Annual Meeting and the Proxy Statement which accompanies the notice.

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS AND "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE. THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS AND "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE.

SIGNATURE(S) ___________________________________________ DATED: _________, 1999

Please date this Proxy and sign above as your name(s) appear(s) on this card. Joint owners should each sign personally. Corporate proxies should be signed by an authorized officer. Executors, administrators, trustees, etc., should give their full titles.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE